Exhibit 99.1

Double-Take Software, Inc. Announces Fourth Quarter and Year End 2009 Financial Results

Company Reports Solid Earnings and Strong Cash Flow

Company Announces Stock Repurchase Program

SOUTHBOROUGH, Mass.--(BUSINESS WIRE)--February 3, 2010--Double-Take Software, Inc. (NASDAQ: DBTK), a leading provider of recovery solutions, today announced its financial results for the fourth quarter and year ended December 31, 2009.

“We were pleased with both our earnings and cash flow for the quarter and the year. Despite the market pressure on our license sales, particularly in the SMB and financial markets, our operating margins were robust. In several areas, we saw growth including the Federal sector, the Asia Pacific region, and our Double-Take Back-Up product line. Additionally, we introduced Double-Take Move, which won the Best of Tech Ed Award at Microsoft’s Tech Ed conference and a new Double-Take Back-Up has been nominated for product of the year award by SearchStorage,” said Dean Goodermote, Chairman and CEO of Double-Take Software, Inc.

Total revenue for the fourth quarter of 2009 decreased 8.7% to $22.8 million from $25.0 million in the fourth quarter of 2008. Software revenue decreased 16.6% to $11.7 million in the fourth quarter of 2009 from $14.1 million in the fourth quarter of 2008. Maintenance and professional services revenue increased 1.5% to $11.0 million in the fourth quarter of 2009 from $10.9 million in the fourth quarter of 2008. On a constant currency basis, total revenue in the fourth quarter of 2009 declined by 10.6%, software revenue declined by 18.2% and maintenance and professional services revenue decreased by 0.8% compared to the fourth quarter of 2008.

Income from operations was $4.0 million in the fourth quarter of 2009 compared to $5.3 million in the fourth quarter of 2008.

The Company recorded a net income tax benefit of $6.5 million in the fourth quarter of 2009 compared to a benefit of $5.1 million in the fourth quarter of 2008. In the fourth quarter of 2009, the Company completed its ongoing analysis of its tax obligations and the utilization of its net operating loss carryforwards. As a result of this analysis, the Company recorded a net tax benefit of approximately $8.7 million which increased diluted EPS by $0.37 per share. The net tax benefit was primarily related to reversals of valuation allowances on deferred tax assets. The combination of income taxes on income for the fourth quarter of 2009 of $2.2 million and the net tax benefits of $8.7 million recorded in the quarter resulted in the net income tax benefit of $6.5 million. In the fourth quarter of 2008, the Company reversed the valuation allowance on approximately $7.4 million of deferred tax assets which increased diluted EPS by $0.31 per share. Taxes on income generated in the fourth quarter of 2008 were approximately $2.3 million which resulted in a net income tax benefit in the quarter of $5.1 million.

Net income, including the benefit from the income tax items described above, totaled $10.6 million, or $0.45 per diluted share in the fourth quarter of 2009 compared with $10.2 million, or $0.44 per diluted share, in the fourth quarter of 2008.

Income from operations on an adjusted, non-GAAP basis in the fourth quarter of 2009 was $5.1 million compared with $6.3 million in the fourth quarter of 2008. Adjusted, non-GAAP net income in the fourth quarter of 2009 was $11.7 million, or $0.50 per diluted share, including the $0.37 per share fourth quarter benefit related to income taxes. This compares with $11.2 million, or $0.48 per diluted share, including $0.31 per share from tax related items, in the fourth quarter of 2008.

The Company calculates these adjusted non-GAAP income measures stated above and for the full year as stated below by excluding the effects in the respective periods of the non-cash stock based compensation. An explanation of these adjusted, non-GAAP financial measures and a reconciliation of these measures to GAAP results are provided in the tables included in this press release, and these measures should only be viewed together with the reconciliation and the further explanation given under “Non-GAAP Financial Measures” below.

Cash generated from operations was $7.3 million in the fourth quarter of 2009. Cash and short term investments at December 31, 2009 totaled $96.2 million, an increase of approximately $6.8 million from September 30, 2009.

For the full year, total revenue decreased 13.6% to $83.2 million for the year ended December 31, 2009, from $96.3 million for the year ended December 31, 2008. Software revenue for the full year decreased 24.2% to $40.1 million for the year ended December 31, 2009, from $52.9 million for the year ended December 31, 2008. Maintenance and professional services revenue decreased 0.6% to $43.1 million for the year ended December 31, 2009, from $43.4 million for the year ended December 31, 2008.

Income from operations was $10.2 million for the year ended December 31, 2009 compared to $17.6 million for the year ended December 31, 2008.

The Company recorded an income tax benefit of $3.1 million for the year ended December 31, 2009 compared to an income tax expense of $0.7 million for the year ended December 31, 2008. Tax expense for each year has been reduced due to the reversal of the valuation allowance on certain deferred tax assets and other year end tax items which impacted income tax expense. The net benefit of these items was approximately $8.7 million or $0.37 per diluted share for the year ended December 31, 2009 and approximately $7.4 million or $0.32 per share for the year ended December 31, 2008.

Net income, which includes the effect of the income tax items discussed above, totaled $13.5 million, or $0.58 per diluted share for the year ended December 31, 2009 compared with $17.6 million, or $0.76 per diluted share, in the same period in 2008.

Income from operations on an adjusted, non-GAAP basis for the year ended December 31, 2009 was $14.6 million compared with $21.5 million for the year ended December 31, 2008. Adjusted, non-GAAP net income, including the effect of the income tax items of $0.37 per share for 2009 and $0.32 per share for 2008 was $17.9 million or $0.77 per diluted share for the year ended December 31, 2009, compared with $21.6 million, or $0.93 per diluted share, for the year ended December 31, 2008. As noted above in each case these non-GAAP financial measures exclude the effects in the respective periods of the non-cash stock based compensation.

Stock Repurchase Program

Double-Take Software, Inc. also announced today that the Company's Board of Directors has approved the repurchase of up to an aggregate of $15 million of the Company's common stock. The Company may repurchase Double-Take Software, Inc. common stock in the open market at prevailing market prices or in privately negotiated transactions from time to time based upon market and business conditions. Repurchases may also be made through a trading plan under SEC Rule 10b5-1. The stock repurchase program may be suspended or discontinued at any time, and will be funded using the Company's available cash.

2010 Financial Guidance

The Company is providing guidance for the first quarter and full year 2010 as follows: Revenue for the first quarter of 2010 is expected to be in the range of $20.0 to $21.2 million and $90.0 to $95.0 million for the full year.

Guidance for adjusted non-GAAP operating income for the first quarter is $0.6 to $1.5 million and $11.0 to $14.7 million for the full year 2010. Non-GAAP net income per share for the first quarter is expected to be in the range of $0.02 to $0.04 and $0.29 to $0.39 for full year excluding the impact of stock-based compensation charges, and assuming a 38% effective income tax rate. Weighted average diluted shares using the treasury method are expected to be approximately 23.6 million for the first quarter and 23.8 million for the full year 2010, excluding the effect of any shares that may be repurchased under the share repurchase plan which can’t be estimated.

“We are enthusiastic about the potential to expand into additional markets in 2010 and 2011. We believe that our target markets have stabilized, and that now is the right time to invest more heavily in some of our new products, such as our Cloud Computing initiatives, and geographically in Asia and Latin America,” stated Goodermote.

See “Non-GAAP Financial Measures” and “Important Note to Investors” below.

Non-GAAP Financial Measures

Double-Take Software, Inc. has provided in this press release adjusted financial information that has not been prepared in accordance with generally accepted accounting principles, or GAAP. These non-GAAP financial measures are identified above as “adjusted, non-GAAP” measures. Double-Take Software, Inc. uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. Double-Take Software, Inc. believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating operating results and trends, and in comparing its financial results with other companies in Double-Take Software, Inc.’s industry, many of which present similar non-GAAP financial measures to investors. The historical non-GAAP financial measures presented above exclude the following item required to be included by GAAP: non-cash stock-based compensation charges. The Company’s expectations for adjusted, non-GAAP income and income per share for the first quarter of 2010 and full year 2010 exclude the impact of stock-based compensation charges, the amount and significance of which, because of the information and assumptions underlying those charges, cannot readily be determined at this time.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of historic non-GAAP financial measures presented above to GAAP results has been provided in the financial statement tables included in this press release.

Conference Call Information

Double-Take Software, Inc. will discuss these financial results in a conference call at 4:30 p.m. EST, today. The public is invited to listen to a live web cast of Double-Take Software, Inc.’s conference call on the Investor Relations section of the company website at www.doubletake.com. For those who are unable to participate in the live conference call, an audio replay will be available until February 8, 2010 at 7:30 p.m. EST. To access the audio replay, dial 888-203-1112 or 719-457-0820 and enter access code 6210413. A web cast replay of the call will be available on the Investor Relations section at www.doubletake.com approximately two hours after the conclusion of the call and will remain available for approximately three months.

About Double-Take® Software

Headquartered in Southborough, Massachusetts, Double-Take® Software (Nasdaq: DBTK) is a leading provider of affordable workload optimization products that are simple to use and enable IT managers to easily move, protect, recover and more flexibly run critical IT workloads in physical and virtual environments, regardless of platform or location. With its unparalleled partner programs, technical support, and professional services, Double-Take Software is the solution of choice for about 22,000 customers worldwide, from SMEs to the Fortune 500. Information about Double-Take Software’s products and services can be found at www.doubletake.com.

Important Note to Investors

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases that say Double-Take or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements in this release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All forward-looking statements are inherently speculative, and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in forward-looking statements. These risks and uncertainties include those set forth from time to time in our filings with the Securities and Exchange Commission. We are under no obligation, and do not undertake any duty, to update these forward looking statements at any time.

Double-Take Software, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)
	Dec 31,	Dec 31,
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$57,974	$40,659
Short term investments	38,246	32,524
Accounts receivable, net	16,676	19,593
Prepaid expenses and other current assets	1,153	6,012
Deferred tax assets	5,565	5,438
Total current assets	119,614	104,226

Property and equipment, net	3,074	4,236
Intangibles, net	4,898	5,963
Goodwill	18,099	16,267
Other assets	786	739
Long-term deferred tax assets	5,460	-
Total assets	$151,931	$131,431

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	6,348	6,422
Other liabilities	665	390
Deferred revenue	25,977	26,469
Total current liabilities	32,990	33,281

Long-term deferred revenue, less current portion	4,726	4,614
Other long-term liabilities	144	126

Stockholders' equity	114,071	93,410

Total liabilities and stockholders' equity	$151,931	$131,431

Note: Certain reclassifications have been made to prior year amounts to conform to current period classifications.

Double-Take Software, Inc.
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2009	2008	2009	2008
Revenue:
Software licenses	$11,729	$14,068	$40,100	$52,923
Maintenance and professional services	11,048	10,888	43,137	43,380
Total revenue	22,777	24,956	83,237	96,303

Cost of revenue:
Software licenses	117	192	462	589
Maintenance and professional services	2,190	2,424	8,445	9,622
Total cost of revenue	2,307	2,616	8,907	10,211

Gross profit	20,470	22,340	74,330	86,092

Operating expenses:
Sales and marketing	8,705	8,635	32,371	34,928
Research and development	3,732	4,061	15,275	16,540
General and administrative	3,087	3,374	12,547	13,419
Depreciation and amortization	979	996	3,986	3,638
Total operating expenses	16,503	17,066	64,179	68,525

Income from operations	3,967	5,274	10,151	17,567

Other income (expense), net	76	(185)	181	802

Income before income taxes	4,043	5,089	10,332	18,369

Income tax expense (benefit)	(6,533)	(5,127)	(3,127)	724

Net income	10,576	10,216	13,459	17,645

Net income per share:
Basic	$0.47	$0.46	$0.60	$0.80
Diluted	$0.45	$0.44	$0.58	$0.76

Weighted-average number of shares used in per share amounts:
Basic	22,405	22,003	22,325	21,971
Diluted	23,396	23,224	23,284	23,173

Double-Take Software, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twelve months ended
	Dec. 31,
	2009	2008

Cash flows from operating activities:
Net Income	$13,459	$17,645
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,408	2,348
Amortization of intangible assets	1,578	1,290
Provision for (recovery of) doubtful accounts	(100)	(174)
Stock based compensation	4,429	3,948
Deferred income taxes	(5,587)	451
Excess tax benefits from stock based compensation	(76)	(163)

Changes in:
Accounts receivable	3,134	(1,413)
Prepaid expenses and other assets	4,934	(1,258)
Other assets	(14)	(579)
Accounts payable and accrued expenses	(259)	(3,113)
Other liabilities	333	(324)
Deferred revenue	(653)	2,849
Net cash provided by operating activities	$ 23,586	$ 21,507

Cash flows from investing activities:
Purchase of property and equipment	(1,186)	(2,458)
Purchase of short term investments	(73,493)	(67,226)
Sales and maturities of short term investments	67,855	73,492
Acquisitions, net of cash acquired	-	(10,275)
Net cash (used in) investing activities	$ (6,824)	$ (6,467)

Cash flows from financing activities:
Proceeds from exercise of stock options	122	114
Excess tax benefits from stock based compensation	76	163
Payments on capital lease obligation	(25)	(44)
Net cash provided by financing activities	$ 173	$ 233

Effect of exchange rate changes on cash and cash equivalents	380	(362)
Net increase in cash and cash equivalents	16,935	15,273
Cash and cash equivalents - beginning of period	40,659	25,748
Cash and cash equivalents - end of period	$ 57,974	$ 40,659

Note: Certain reclassifications have been made to prior year amounts to conform to current period classifications.

Double-Take Software, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2009	2008	2009	2008

Non-GAAP financial measures and reconciliation:

GAAP income from operations	$ 3,967	$ 5,274	$ 10,151	$ 17,567
Add: noncash stock based compensation (1)	1,099	989	4,429	3,948
Non-GAAP income from operations	$ 5,066	$ 6,263	$ 14,580	$ 21,515

GAAP net income	$ 10,576	$ 10,216	$ 13,459	$ 17,645
Add: noncash stock based compensation (1)	1,099	989	4,429	3,948
Non-GAAP net income	$ 11,675	$ 11,205	$ 17,888	$ 21,593

Non-GAAP income per share:
Basic	$0.52	$0.51	$0.80	$0.98
Diluted	$0.50	$0.48	$0.77	$0.93

Weighted-average number of shares used in per share amounts:

Basic	22,405	22,003	22,325	21,971

GAAP diluted shares outstanding	23,396	23,224	23,284	23,173
Add: effect of excluding stock based compensation	40	169	53	102
Non-GAAP diluted shares outstanding	23,436	23,393	23,337	23,275

Footnotes to Adjustments

(1) Represents noncash stock based compensation charges as follows:
	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2009	2008	2009	2008
Stock option expense by line item:
Cost of maintenance and professional services	$109	$93	$421	$369
Sales and marketing	242	210	974	827
Research and development	305	281	1,216	1,066
General and administrative	443	405	1,818	1,686
	$1,099	$989	$4,429	$3,948

CONTACT:
Double-Take Software, Inc.
S. Craig Huke, 317-572-1857
Chief Financial Officer
investor@doubletake.com
or
Sapphire Investor Relations, LLC
Erica Mannion, 212-766-1800
Investor Relations
investor@doubletake.com